Exhibit 10.15



                        AMENDED DEBT GUARANTOR AGREEMENT

This Amended Debt Guarantor Agreement (this "Agreement"), made this 9th day of January, 2006 and effective as of June 14, 2002, with respect to the fee earned for lending personally owned collateral to the Company (discussed below) and effective as of March 1, 2004, with respect to the strike price of warrants granted hereunder and the provisions regarding Other Amounts as provided herein is by and between American Leisure Holdings, Inc., of Orlando, Florida ("AMLH") and Malcolm J, Wright of Orlando, Florida ("Wright") and L. William Chiles of Chicago, Illinois ("Chiles"). AMLH, Wright and Chiles are collectively referred to herein as the "Parties" and individually as a "Party."

                                   WITNESSETH

Whereas, AMLH is engaged in corporate enterprises which often require third party financing;

Whereas, Wright is the President of AMLH, Chiles is the Chairman of AMLH and they have been asked to provide certain personal guarantees to third party lenders;

Whereas this Agreement amends that certain Debt Guarantor Agreement which the Parties entered into on March 31, 2004, with an effective date of June 14, 2002, attached hereto as Exhibit A;

Whereas, the parties have agreed to increase the fee for providing personally owned collateral from one per cent (1%) to two per cent (2%) which shall be effective as of June 14, 2002.

Whereas, the Parties have agreed to reduce the strike price of the warrants previously issued pursuant to the Debt Guarantor Agreement from $2.96 to $1.02 and on or after the effective date hereof to issue any warrants pursuant to this Agreement with a strike price of $1.02, which shall be effective as of March 1, 2004;

Whereas the Parties intend for additional warrants to be issued pursuant to this Agreement in the event that AMLH defaults regarding the payment of any amounts including accrued interest, but excluding the total original indebtedness (the "Other Amounts") pursuant to the terms of any indebtedness for which Wright and or Chiles have provided a personal guarantee or personally owned collateral, which shall be effective as of March 1, 2004; and

Now, therefore, in consideration of the mutual promises herein contained, it is agreed as follows.

1. The Parties agree that while AMLH may ask Wright and or Chiles to provide personal guarantees or personally owned collateral for debts of AMLH or its subsidiaries, Wright and or Chiles shall not be obligated in any context to provide such guarantees or collateral.

2. In the event that Wright and or Chiles makes a personal guarantee for the benefit of AMLH in conjunction with third party financing, and Wright and or Chiles elects to provide such guarantee, then in that event Wright and or Chiles shall each earn a fee for such guarantee equal to three per cent (3%) of the total original indebtedness. The fee shall be paid by the issuance of one (1) stock warrant for the common stock of AMLH at a strike price of $1.02 per share for each dollar of such fee which is exercisable for a period beginning on the effective date of the grant (which shall be the date that the Party provides the personal guarantee) and ending five (5) years after the date the Party is released or otherwise no longer obligated to provide the personal guarantee. If, for example, Wright and Chiles each were to personally guarantee $6,000,000 of indebtedness on May 12, 2005, and were released from such personal guarantee on October 2, 2005, each of them would be entitled to a fee of $180,000 payable to each of them in the form of warrants to purchase 180,000 shares of common stock of AMLH at a strike price of $1.02 per share which would be exercisable from May 12, 2005 to October 1, 2010. In the event that AMLH defaults regarding the payment of any amounts including accrued interest, but excluding the total original indebtedness (the "Other Amounts") pursuant to the terms of any indebtedness for which Wright and or Chiles have provided a personal guarantee, then in that event Wright and or Chiles shall each earn a fee equal to three percent (3%) of the Other Amounts payable in the manner described above and exercisable for a period beginning on the date of default and ending five (5) years after the date the Party is no longer liable for the Other Amounts.

3. In the event that Wright and or Chiles provides personally owned collateral for the benefit of AMLH in conjunction with third party financing, whether or not coupled with hypothecation or a personal guarantee, then in that event Wright and or Chiles shall each earn an additional fee for such pledge of personally owned collateral equal to two per cent (2%) of the total original indebtedness. The fee shall be paid by the issuance of one (1) stock warrant for the common stock of AMLH at a strike price of $1.02 per share for each dollar of such fee which is exercisable for a period beginning on the effective date of the grant (which shall be the date that the Party provides the personally owned collateral) and ending five (5) years after the date the personally owned collateral is released or otherwise no longer subject to the indebtedness. If, for example, Wright and Chiles each were to provide personally owned collateral for $6,000,000 of indebtedness on May 12, 2005, and the personally owned collateral were released on October 2, 2005, each of them would be entitled to an additional fee of $120,000 payable to each of them in the form of warrants to purchase 120,000 shares of common stock of AMLH at a strike price of $1.02 per share which would be exercisable from May 12, 2005 to October 1, 2010. In the event that AMLH defaults regarding the payment of the Other Amounts, pursuant to the terms of any indebtedness for which Wright and or Chiles have provided personally owned collateral to satisfy Wright and or Chiles are liable for any accrued and unpaid interest or other amounts pursuant to their personal guarantees, then in that event Wright and or Chiles shall each earn an additional fee equal to two percent (3%) of the Other Amounts payable in the manner described above and exercisable for a period beginning on the date of default and ending five (5) years after the date the personally owned collateral is released or otherwise no longer subject to the Other Amounts.

4. AMLH agrees to indemnify Wright and or Chiles against all loss, costs or expense relating to the incursion of or the collection of the AMLH debt against Wright and or Chiles or their collateral. This indemnity shall extend to the cost of legal defense or other such reasonably incurred expenses charged to or assessed against Wright and or Chiles. Evidence of such concurrence can be by any written manner of expression.

5. The Parties agree that the roster of debts covered by this Agreement shall be maintained by the Chief Financial Officer of AMLH. The roster may change from time to time and any debt to be included shall be posted on the roster and initialed by Wright and or Chiles and the Chairman of the board of directors of AMLH. Initials may be posted by facsimile.

6. This Agreement shall inure to the benefit of the Parties' respective heirs, successors and assigns. This Agreement shall be construed and enforced pursuant to the laws of the State of Florida and in Florida courts. Enforcement costs may be recovered by the prevailing Party, including reasonable attorneys' fees.

Dated  this  9th  day  of  January,  2006.


AMERICAN  LEISURE  HOLDINGS,  INC.


/s/ Frederick Pauzar
-------------------------
Frederick  Pauzar
Chief  Operating  Officer


/s/ Malcolm J. Wright
-------------------------
Malcolm  J.  Wright
President


/s/ L. William Chiles
-------------------------
L.  William  Chiles
Personally


/s/ Malcolm J. Wright
-------------------------
Malcolm  J.  Wright
Personally